FIRST AMENDMENT TO THE SHAREHOLDERS' AGREEMENT




                                     BETWEEN




                            MADAME ELISABETH BADINTER



                                       AND



                                   DENTSU INC.






                         DATED AS OF SEPTEMBER 24, 2004





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     FIRST AMENDMENT dated as of September 24, 2004 (the "FIRST AMENDMENT") to the shareholders' agreement dated as of November 30, 2003 (the "EB SHAREHOLDERS' AGREEMENT"), between DENTSU INC. ("DENTSU"), a company organized under the laws of Japan with its principal office at 1-8-1, Higashi-Shimbashi, Minato-ku, Tokyo 105-7001, Japan, duly represented by Tateo Mataki, and ELISABETH BADINTER ("MADAME BADINTER"), a French citizen born in Boulogne Billancourt (Hauts de Seine) on March 5, 1944 and residing at 38, rue Guynemer, 75006 Paris, France.

     WHEREAS, Madame Badinter and Dentsu are Parties (such term and other capitalized terms used herein without definition, having the meanings set forth in the EB Shareholders' Agreement) to the EB Shareholders' Agreement, whereby Madame Badinter and Dentsu have organized their relations with respect to the governance of Publicis Groupe S.A. ("PUBLICIS") and their respective shareholdings in Publicis.

     WHEREAS, pursuant to Section 12.8 of the EB Shareholders' Agreement, Madame Badinter and Dentsu wish to amend the EB Shareholders' Agreement as provided below in connection with the Transfer by Dentsu of any of the SEP Shares.

     In consideration of the foregoing recitals and the terms and conditions hereinafter set forth, Madame Badinter and Dentsu agree as follows:

     SECTION 1.   AMENDMENT TO SECTION 5

     1.1   Amendment to Section 5.2(i)

     Section 5.2(i) is amended and now reads in its entirety as follows:

     "(i) required under Section 5.4(a) or Section 5.4(b)(ii) to comply with Dentsu's obligations set forth therein or permitted under 5.4(b)(iii) or Section 5.6;"

     1.2   Amendment to Section 5.5

     Sub-paragraph (ii) of the last sentence of Section 5.5 is amended and now reads as follows:

     "and (ii) after the termination of such transfer restrictions and orderly marketing procedures, to the right of first refusal by Publicis as provided in
Section 4.4(h) of the Publicis Shareholders' Agreement."

     1.3   New Section 5.6

     The following Section 5.6 is added at the end of Section 5:

     "5.6  Transfer of SEP Shares

     Dentsu may Transfer at any time all or part of the SEP Shares in compliance with the SEP By-laws and with this Section 5.6.

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          (a)   Notice of Proposed Transfer

     In the event that Dentsu wishes to Transfer all or part of the SEP Shares (the "PROPOSED SHARES"), Dentsu shall, prior to such Transfer, give notice (the "PROPOSED TRANSFER NOTICE") to Madame Badinter and the Directorate of the number of the Proposed Shares, the nature of the Transfer contemplated with respect to the Proposed Shares and the proposed price at which Madame Badinter could exercise her right of first offer as set forth in paragraph (b) below (the "PROPOSED PRICE").

          (b)   Right of First Offer

          (i) The delivery of a Proposed Transfer Notice by Dentsu shall entitle Madame Badinter to make an offer to purchase all or part of such Proposed Shares for cash under the conditions set forth in this
          Section 5.6(b).

          (ii) Madame Badinter shall have 15 Business Days from the date she receives the Proposed Transfer Notice in which to notify Dentsu in writing whether she, or one of the Designee elects to purchase all or part of the Proposed Shares described in the Proposed Transfer Notice (the "SEP OFFER"), it being agreed that the 15th Business Day following the delivery of the Proposed Transfer Notice by Dentsu to Madame Badinter shall be referred to hereinafter as the Expiry Date of the SEP Offer.

          (iii) If Madame Badinter validly notifies to Dentsu in such SEP Offer that she or her Designee elects to purchase all or part of the Proposed Shares, Madame Badinter or her Designee shall purchase upon the terms set forth in the SEP Offer and pay in immediately available funds, by bank or certified check or other means specified by Dentsu, for the aggregate number of the Proposed Shares set forth in the SEP Offer, and Dentsu shall sell to Madame Badinter or her Designee the Proposed Shares set forth in the SEP Offer, on the fifth Business Day following the Expiry Date of the SEP Offer. The purchase of such Proposed Shares by Madame Badinter or her Designee shall be effected off-market, provided that either (x) the conditions set forth in Articles 4.1.32 and subsequent of the Reglement General du - Conseil des Marches Financiers (or any successor provisions under Applicable
          Law) are met, or (y) Dentsu and Madame - Badinter or her Designee may rely on another exemption to effect the purchase off-market. If Madame Badinter notified in a timely manner the SEP Offer but fails to validly consummate such purchase of the Proposed Shares set forth in the SEP Offer within such 5-business day period or such other date as specified by Dentsu, Dentsu shall be free, from such date and during the remaining of the Effective Period, to Transfer such Proposed Shares at any price subject to Section 5.6(d) below.

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          (iv)  If Madame Badinter fails to validly deliver such SEP Offer within such 15 Business Day period, or if Madame Badinter notifies to Dentsu that she (or her Designee) elects not to purchase any of the Proposed Shares, or that she or her Designee elects to purchase only a portion of the Proposed Shares, Dentsu shall be free, from such date and during a period ending at the 80th Business Day following the Expiry Date of the SEP Offer (the "EFFECTIVE PERIOD"), to Transfer any of the Proposed Shares not included in the SEP Offer to any Person other than Madame Badinter or her Designee, provided that (i) if the contemplated Transfer as set forth in the Proposed Transfer Notice is a sale, the price per such Proposed Share shall be equal to or greater than the Proposed Price (being noted that, if Dentsu and such Person have agreed on any purchase price downward adjustment mechanism, such mechanism shall not be taken into account for the purposes of verifying that the price per Proposed Share is equal to or greater than the Proposed Price) and (ii) if such Transfer of such Proposed Shares is not consummated on or prior to the last day of the Effective Period, then any Transfer by Dentsu of the related Proposed Shares shall be once again subject to the requirements of this Section 5.6, and subject to Section 5.6(d) below.

          (c)   Contribution to the Societe en Participation

     If Dentsu fails to Transfer any of the Proposed Shares, on or prior to the last day of the Effective Period, to any Person other than Madame Badinter or her Designee, Dentsu shall contribute the right to enjoyment (jouissance) of such not Transferred Publicis Shares to the societe en participation as mentioned in Section 5.4(b)(iii).

          (d)   Conditions of the Transfer of the SEP Shares

          (i) If Dentsu elects to Transfer all or part of the SEP Shares pursuant to this Section 5.6, Dentsu shall (i) use its commercially reasonable efforts to Transfer such SEP Shares in a manner which Dentsu reasonably believes will minimize any adverse significant impact on the market price of the Publicis Shares and (ii) not knowingly Transfer such Shares to any of the Major Publicis Competitors. In addition, for any Transfer made pursuant to this
          Section 5.6, Dentsu shall consult with Publicis to discuss any potential impact on the market price of the Publicis Shares of the said Transfer (it being noted for the avoidance of doubt, that upon such consultation process, Dentsu shall remain entitled to Transfer the SEP Shares subject to the provisions set forth in 5.6(a) through
          (c) above).

          (ii) Dentsu will give Madame Badinter and Publicis notice of the estimated maximum number of SEP Shares that Dentsu reasonably expects to Transfer not later than two months prior to the date when

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          the Transfer is expected to occur (it being noted that such notice shall be given for information purposes only and shall not prevent Dentsu from Transferring a number of SEP shares in excess of the number of SEP shares set forth in such notice).

     SECTION 2.   AMENDMENT TO EXHIBIT 3 (SEP BY-LAWS)

     Section 5.2 of the form of the SEP by-laws which is attached to the EB Shareholders' Agreement as Exhibit 3 is amended and now reads in its entirety as follows:

     "If, during the duration of the Partnership, Dentsu's shareholding in Publicis (excluding those shares as to which the right to enjoyment has been contributed to the Partnership), as reflected in a "Challenge Notice", or in an "Interim Basic Notice", as defined in the Agreement, entitles it to voting rights below 15% of the voting rights, the contribution of the right to enjoyment will immediately end in order to allow Dentsu to reach the threshold of ownership of 15% of voting rights in Publicis. In the event that any "Basic Notice," as defined in the Agreement, will specify that Dentsu's shareholding in Publicis (excluding those shares as to which the right to enjoyment has been contributed to the Partnership) entitles it to voting rights below 15% and no Challenge Notice has been issued in respect of such Basic Notice within the time limit set forth in the Agreement, the right to enjoyment will immediately end pursuant to the conditions described above on the basis of the information contained in such Basic Notice.

     In addition, notwithstanding the paragraph above, and provided that Dentsu has complied with Section 5.6 of the Agreement, the right to enjoyment pertaining to the number of Publicis Shares as set forth in a Proposed Transfer Notice will immediately end on the last day of the period in which Madame Badinter or any of her Designee (as defined in the Agreement) shall have the right to notify an SEP Offer to Dentsu as provided in Section 5.6(b)(ii) of the Agreement.

     The termination of the contribution of rights to enjoyment will be binding on Publicis and on Madame Elisabeth Badinter each of whom will take all actions necessary to allow Dentsu to exercise immediately the voting rights so released."

     SECTION 3.   EFFECTIVENESS OF AGREEMENT

     The EB Shareholders' Agreement, as amended and supplemented hereby, remains in full force and effect.

     SECTION 4.   GOVERNING LAW

     This First Amendment shall be governed in all respects, including as to validity, interpretation and effect thereof, by the laws of the Republic of France.

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     IN WITNESS WHEREOF, the Parties have caused this First Amendment to be duly executed as of the day and year first above written.


 /s/ ELISABETH BADINTER
----------------------------
Madame Elisabeth Badinter                     DENTSU INC.
                                              duly represented by:

                                               /s/ TATEO MATAKI
                                              ------------------
                                              Tateo Mataki
                                              President & CEO


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